EXECUTION VERSION

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is entered into this 15th day of February, 2008, by and among Lehman Brothers Commercial Corporation Asia Limited, a Hong Kong company (“LBCCA”), YA Global Investments, L.P., a Cayman Islands limited partnership (“YAGI” and, together with LBCCA, the “Purchasers”), China Automotive Systems, Inc., a Delaware corporation (the “Company”), and U.S. Bank National Association, a national banking association, as escrow agent hereunder (the “Escrow Agent”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Purchase Agreement (as defined below).

RECITALS

WHEREAS, the Purchasers and the Company have entered into that certain Securities Purchase Agreement, dated as of February 1, 2008 (the “Purchase Agreement”), pursuant to which the Purchasers agreed to purchase certain securities of the Company; and

WHEREAS, pursuant to the terms of the Purchase Agreement, an amount equal to $17,500,000 (the “Deposit Amount”) that would have otherwise been paid by the Purchasers to the Company in connection with the transactions contemplated by the Purchase Agreement is to be paid by the Purchasers to the Escrow Agent and held in escrow (the “Escrow Account”), pursuant to the Purchase Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein and other good and valuable consideration, the sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Receipt of Escrow. By its signature below, the Escrow Agent acknowledges receipt of funds from the Purchasers in an amount equal to the Deposit Amount (together with the investment return thereon, the “Escrow Amount”).

2. Investment of Escrow.

(a) The Escrow Amount shall be invested by the Escrow Agent in First American Prime Obligation Fund - Class Y, or as otherwise directed by LBCCA and the Company.

(b) All assets held in the Escrow Account shall be registered in the name of any nominees selected by the Escrow Agent under this Agreement. With respect to any funds received by the Escrow Agent for deposit into the Escrow Account or any direction received by the Escrow Agent with respect to investment of any funds in the Escrow Account after 10:00 a.m., Eastern Time, the Escrow Agent shall not be required to invest such funds or to effect such investment instruction until the next day upon which banks in New York City are open for business. The Escrow Agent shall be entitled to sell or redeem any such investment as necessary to make any distributions required under this Agreement and shall not be liable or responsible for any loss resulting from any such sale or redemption.

3. Release of Escrow.

(a) On or prior to April 30, 2008, the Purchasers and the Company shall deliver to the Escrow Agent, joint written instructions (“Joint Written Instructions”) setting forth instructions for the Escrow Agent to release all or a portion of the Escrow Amount in an amount set forth therein to the Purchasers (pro rata in accordance with their respective Applicable Percentages (as defined below)) or to the Company, as the case may be, as specified in such Joint Written Instructions. The “Applicable Percentage” of each Purchaser is set forth opposite such Purchaser’s name on Annex A attached hereto.

(b) The Escrow Agent shall release all or portion of the Escrow Amount as expressly directed by the Joint Written Instructions.

(c) The Purchasers and the Company agree that they will act in good faith to execute the Joint Written Instructions in accordance with the terms of this Agreement and the Purchase Agreement.

(d) Notwithstanding the foregoing, the Escrow Agent shall disburse the Escrow Amount (or any portion thereof) in accordance with a notice from either the Purchasers or the Company of a final, non-appealable order from a court of competent jurisdiction in the United States, along with a copy of such order, pursuant to which such court has determined whether and to what extent the Purchasers or the Company, as applicable, are entitled to the Escrow Amount (or any portion thereof).

4. Duties of the Escrow Agent.

(a) Duties in General.

(i) The Escrow Agent undertakes to perform only such duties as are expressly set forth herein (and required by applicable law), which the parties agree are ministerial in nature, and no duties shall be implied. If in doubt as to its duties and responsibilities hereunder, the Escrow Agent may consult with counsel of its choice and shall be protected in any action taken or omitted in connection with the advice or opinion of such counsel.

(ii) If the Escrow Agent becomes involved in litigation with respect to this Agreement for any reason, it is hereby authorized to deposit the Escrow Amount with the clerk of such court in which such litigation is pending, or to interplead all interested parties in any court of competent jurisdiction and to deposit with the clerk of such court the Escrow Amount. Upon the happening of either of the above, the Escrow Agent shall be fully relieved and discharged of any further duties hereunder.

(iii) If, at any time, (i) there shall exist any dispute among the parties hereto with respect to the holding or disposition of any portion of the Escrow Amount or any other obligations of the Escrow Agent hereunder, (ii) the Escrow Agent is unable to determine, to the Escrow Agent’s sole satisfaction, the proper disposition of any portion of the Escrow Amount or the Escrow Agent’s proper actions with respect to its obligations hereunder, or (iii) the Purchasers and the Company have not within fifteen (15) business days of the furnishing by the Escrow Agent of a notice of resignation pursuant to Section 6, appointed a successor Escrow Agent to act hereunder, then the Escrow Agent may, in its sole discretion, take either or both of the following actions:

(A) suspend the performance of any of its obligations under this Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of the Escrow Agent or until a successor Escrow Agent shall have been appointed (as the case may be); or

(B) petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction in any state or federal court located in the State of New York, for instructions with respect to such dispute or uncertainty, and to the extent required or permitted by law, pay into such court, for holding and disposition in accordance with the instructions of such court, the Escrow Amount, after deduction and payment to the Escrow Agent of all fees and expenses (including court costs and reasonable attorneys’ fees) payable to, actually incurred by, or reasonably expected to be incurred by the Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder.

The Escrow Agent shall have no liability to the Purchasers, the Company, their respective shareholders or members or any other person with respect to any such suspension of performance or disbursement into such court, including, without limitation, any liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of funds held in the Escrow Account or any delay in or with respect to any other action required or requested of the Escrow Agent.

(b) Exculpation.

(i) The Escrow Agent shall have no liability under and no duty to inquire as to the provisions of any agreement other than this Agreement (except as to the capitalized terms used herein and defined in the Purchase Agreement). The Escrow Agent shall not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the primary cause of any loss to the Purchasers or the Company. The Escrow Agent’s sole responsibility shall be for the safekeeping and disbursement of the Escrow Amount in accordance with the terms of this Agreement. The Escrow Agent may rely upon any notice, instruction, request or other instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which the Escrow Agent shall believe to be genuine and to have been signed or presented by the person or parties purporting to sign the same. In no event shall the Escrow Agent be liable for incidental, indirect, special, and consequential or punitive damages (including, without limitation, lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. The Escrow Agent shall not be obligated to take any legal action or commence any proceeding in connection with the Escrow Account, any account in which the Escrow Amount is deposited, this Agreement or the Purchase Agreement, or to appear in, prosecute or defend any such legal action or proceeding. The Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, or relating to any dispute involving any party hereto, and shall incur no liability and shall be fully protected from any liability whatsoever in acting in accordance with a written opinion of such counsel. Each of the Purchasers (in accordance with their Applicable Percentages), on the one hand, and the Company, on the other hand, severally and not jointly, shall promptly pay, upon demand, one-half of the reasonable fees and expenses of any such legal counsel.

(ii) The Escrow Agent is authorized, in its sole discretion, to comply with orders issued or process entered by any court of competent jurisdiction with respect to the Escrow Account. If any portion of the Escrow Amount is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court of competent jurisdiction affecting such property or any part thereof, then and in any such event, the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree; and if the Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

(c) No Additional Duties. The Escrow Agent shall have no duties except those that are expressly set forth herein, and it shall not be bound by any notice of a claim or demand hereunder, or any waiver, modification, amendment, termination or rescission of this Agreement, unless received by it in writing.

(d) Miscellaneous. The Escrow Agent may execute any of its powers or responsibilities hereunder and exercise any rights hereunder either directly or by or through its agents or attorneys. The Escrow Agent shall not be responsible for and shall not be under a duty to examine or pass upon the validity, binding effect, execution or sufficiency of this Agreement or of any agreement amendatory or supplemental hereto.

5. Indemnification of the Escrow Agent.

(a) From and at all times after the date of this Agreement, each of the Purchasers (in accordance with their Applicable Percentages), on the one hand, and the Company, on the other hand, severally and not jointly, shall, to the fullest extent permitted by law, defend, indemnify and hold harmless the Escrow Agent and each director, officer, employee, attorney, agent and affiliate of the Escrow Agent (collectively, the “Indemnified Parties”) against one-half of any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including, without limitation, reasonable attorneys’ fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, including, without limitation, the Purchasers or the Company, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation, including, without limitation, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Agreement or any transactions contemplated herein, whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted primarily from the gross negligence or willful misconduct of such Indemnified Party. The Indemnified Parties (as a group) shall have the right to select and employ a single firm of counsel with respect to any action or claim brought or asserted against them, provided that such counsel is reasonably acceptable to the Purchasers and the Company, and one-half of the reasonable fees of such counsel shall be paid upon demand by each of the Purchasers (in accordance with their Applicable Percentages), on the one hand, and the Company, on the other hand, severally and not jointly. The obligations of the Purchasers and the Company under this Section 5 shall survive any termination of this Agreement and the resignation or removal of the Escrow Agent.

(b) The parties agree that neither the payment by the Purchasers or the Company of any claim by the Escrow Agent for indemnification hereunder nor the disbursement of any amounts to the Escrow Agent from the Escrow in respect of a claim by the Escrow Agent for indemnification shall impair, limit, modify, or affect, as between the Purchasers or the Company, the respective rights and obligations of the Purchasers, on the one hand, and the Company, on the other hand, under the Purchase Agreement.

6. Resignation of the Escrow Agent. The Escrow Agent, and any successor Escrow Agent, may resign at any time as Escrow Agent hereunder by giving at least fifteen (15) business days written notice to the parties. Upon such resignation and the appointment of a successor Escrow Agent, the resigning Escrow Agent shall be absolved from any duties as Escrow Agent hereunder. Upon their receipt of notice of resignation from the Escrow Agent, the Purchasers and the Company shall use their reasonable best efforts jointly to designate a successor Escrow Agent. If the parties do not agree upon a successor Escrow Agent within fifteen (15) business days after the receipt by the parties of the Escrow Agent’s resignation notice, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor Escrow Agent or other appropriate relief (including, without limitation, an interpleader action) and any such resulting appointment shall be binding upon all parties hereto. By mutual agreement, the Purchasers and the Company, acting together, shall have the right at any time upon not less than ten (10) business days written notice to terminate their appointment of the Escrow Agent, or any successor Escrow Agent, as Escrow Agent hereunder. Notwithstanding anything to the contrary in the foregoing, the Escrow Agent or any successor Escrow Agent shall continue to act as the Escrow Agent until a successor is appointed and qualified to act as the Escrow Agent. The resigning Escrow Agent shall transmit all records pertaining to the Escrow Account and shall pay the Escrow Amount to the successor Escrow Agent, after making copies of such records as the resigning Escrow Agent deems advisable and after deduction and payment to the resigning Escrow Agent of all fees and expenses (including court costs and reasonable attorneys’ fees) payable to, actually incurred by, or reasonably expected to be incurred by the retiring Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder. After any resigning Escrow Agent’s resignation or removal, the provisions of this Agreement shall inure to its benefit and survive with respect to any actions taken or omitted to be taken by such resigning Escrow Agent while it was the Escrow Agent under this Agreement. Any corporation or association into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or association to which all or substantially all of the escrow business of the Escrow Agent’s corporate trust line of business may be transferred, shall be the Escrow Agent under this Agreement without further act.

7. Taxes.

(a) For U.S. federal (and all relevant state and local) income tax purposes, each party hereto agrees to treat the party receiving the Escrow Amount as set forth in the Joint Written Instructions as the owner of the funds in the Escrow Account (including any portion thereof that is invested or reinvested under the terms of this Agreement) and any interest or other earnings on such funds, which shall be allocated to such party and so reported, to the extent necessary, to the Internal Revenue Service and any other taxing authority.

(b) The correct Taxpayer Identification Number (“TIN”) assigned by the Internal Revenue Service for each Purchaser and the Company is set forth in Annex A. Promptly following the execution of this Agreement, each Purchaser and the Company shall, to the extent applicable, provide the Escrow Agent with a fully executed W-8 or W-9 Internal Revenue Service form.

8. Notices. All notices and other communications required or permitted pursuant to this Agreement shall be in writing and be deemed to have been duly given and delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) business day after deposit with an internationally recognized courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Purchasers:

Lehman Brothers Commercial Corporation Asia Limited
24F, Two International Finance Center
8, Finance Street
Central, Hong Kong
Attention: Steven Qian
Facsimile: (852) 2372-5468

and

YA Global Investments, L.P.
c/o Yorkville Advisors, LLC
101 Hudson Street, Suite 3700
Jersey City, NJ 07302
Attention: David Gonzalez
Facsimile: (201) 985-8744

With a copy to:

Goodwin Procter LLP
901 New York Avenue, N.W.
Washington, DC 20001
Attention: James A. Hutchinson, Esq.
Facsimile: (202) 346-4444

If to the Company:

China Automotive Systems, Inc.
No. 1 Henglong Road
Yu Giao Development Zone
Shashi District, Jing Zhou City
Hubei Province, People’s Republic of China
Attention: Hanlin Chen
Facsimile: (86) 27-5980-8808

With a copy to:

Heller Ehrman LLP
4350 La Jolla Village Drive, 7th Floor
San Diego, CA 92122
Attention: Hayden J. Trubitt, Esq.
Facsimile: (858) 587-5903

If to the Escrow Agent:

U.S. Bank Corporate Trust Services
1021 E. Cary Street, Suite 1850
Richmond, VA  23219
Attention: Stephanie E. Haysley
Facsimile:  (804) 343-1572

or to such other address as such party shall specify by written notice to the other parties hereto. Any notice sent to the Escrow Agent shall also be sent to the other parties to this Agreement.

9. Fees and Expenses. All fees and expenses of, and incurred by, the Escrow Agent in connection with the performance of its obligations hereunder shall be paid one-half by the Company and one-half by the Purchasers (in accordance with their respective Applicable Percentages) in accordance with Annex B. In addition, the Escrow Agent shall be reimbursed for all its reasonable out-of-pocket expenses, including attorney’s fees, travel expenses, telephone and facsimile transmission costs, postage (including express mail and overnight delivery charges), copying charges and the like. All of the compensation and reimbursement obligations set forth in this Section 9 shall be payable upon demand by the Escrow Agent, after presentation of a statement in reasonable detail by the Escrow Agent.

10. Assignment. The Purchasers and the Company may assign rights under this Agreement to the same extent they are permitted to assign their rights and obligations under the Purchase Agreement.

11. Miscellaneous. This Agreement, and with respect to the Purchasers and the Company, the Purchase Agreement, embody the entire agreement and understanding of the parties concerning the Escrow Amount, and, in the event of any inconsistency between this Agreement and the Purchase Agreement, the Purchase Agreement shall control. This Agreement may be amended or waived only by a writing signed by the Company, the Purchasers and the Escrow Agent. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

[SIGNATURE PAGE FOLLOWS]

To evidence their agreement, the parties have caused this Escrow Agreement to be executed on the date first written above.

PURCHASERS:	LEHMAN BROTHERS COMMERCIAL CORPORATION ASIA LIMITED

	By:	/s/ Steven J. Qian
Name: Steven J. Qian Title: Senior Vice President

YA GLOBAL INVESTMENTS, L.P.

By:	/s/ Yorkville Advisors, LLC,
Investment Manager

By:	/s/ Mark Angelo
Name: Mark Angelo Title: President and Portfolio Manager

COMPANY:	CHINA AUTOMOTIVE SYSTEMS, INC.

	By:	/s/ Hanlin Chan
Name: Hanlin Chan Title: Chairman

[Escrow Agreement Signature Page]

ESCROW AGENT:	US BANK NATIONAL ASSOCIATION

	By:	/s/ Stephanie E. Haysley
Name: Stephanie E. Haysley Title: Vice President

[Escrow Agreement Signature Page]

ANNEX A

Purchaser	TIN	Applicable Percentage
Lehman Brothers Commercial Corporation Asia Limited	N/A	85.7142858%
YA Global Investments, L.P.	13-4150836	14.2857142%
Total		100.0000000%

ANNEX B

Escrow Agent Fees.

Acceptance Fee:	$Waived
Administration Fee:	$1,250
Transactional Costs:	$Waived
Out of Pocket Expenses:	$Waived

The Administration Fee is payable upon execution of the escrow documents. In the event the escrow is not funded, the Administration Fee and all related expenses, including attorneys’ fees, remain due and payable, and if paid, will not be refunded.

The fees quoted in this schedule apply to services ordinarily rendered in the administration of an Escrow Account and are subject to reasonable adjustment based on final review of documents, or when the Escrow Agent is called upon to undertake unusual duties or responsibilities, or as changes in law, procedures, or the cost of doing business demand. Services in addition to and not contemplated in this Escrow Agreement, including, but not limited to, document amendments and revisions, non-standard cash and/or investment transactions, calculations, notices and reports, and legal fees, will be billed as extraordinary expenses.

Unless otherwise indicated, the above fees relate to the establishment of one escrow account. Additional sub-accounts governed by the same Escrow Agreement may incur an additional charge. Transaction costs include charges for wire transfers, checks, internal transfers and securities transactions.

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a Trust or other legal entity Agent will ask for documentation to verify its formation and existence as a legal entity. Agent may also ask to see financial statements, licenses, identification, and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

Acknowledgement:

LBCCA	_________ [initials]	_________ [date]

YAGI	_________ [initials]	_________ [date]

Company	_________ [initials]	_________ [date]